SMF Streicher Mobile Fueling, Inc.
800 West Cypress Creek Road, Suite 580
Fort Lauderdale, Florida 33309

NEWS RELEASE

Contact:	Richard E. Gathright Chairman and Chief Executive Officer 954-308-4200	Peter Seltzberg Cameron Associates, Inc. 212-245-8800

STREICHER MOBILE FUELING, INC. COMPLETES THE ACQUISITION OF HOUSTON-BASED H & W PETROLEUM

BECOMES A MARKETING FORCE IN THE LUBRICANTS, SOLVENTS AND CHEMICALS DISTRIBUTION INDUSTRY

Ft. Lauderdale, FL,   October 6, 2005 - STREICHER MOBILE FUELING, INC. (NASDAQ: FUEL and FUELW) ) ( the “Company”), a leading provider of petroleum product distribution services, transportation logistics and emergency response services to the trucking, construction, utility, energy, chemical and government service industries, today announced that that it has completed the acquisition of Houston, Texas-based H & W Petroleum Company, Inc. (“H & W”) a marketer and distributor of lubricants, fuels and petroleum products with operations in Houston, Lufkin, Freeport, Waco, Waxahachie and Longview, Texas. Immediately prior to the closing, H & W purchased the operating assets and limited inventory of a related company, Harkrider Distributing Company, Incorporated (“Harkrider”), a Houston-based company engaged in the marketing and distribution of dry cleaning solvents, chemicals and petroleum products. The acquisition closed on October 1, 2005.

The Company acquired all of the capital stock of H & W and substantially all of the operating assets, inventory, accounts receivable and related business of Harkrider. The original purchase price of approximately $6.3 million, which was based on a multiple of 4.5 times projected annualized EBITDA (earnings before interest, taxes, depreciation and amortization - a non-GAAP financial measure) of approximately $1.4 million, was adjusted to $5.964 million at closing by working capital and other closing adjustments. The purchase price was paid with a combination of cash, the assumption of specified liabilities and the issuance of $2.463 million of contingent two year 10% deferred payment promissory notes, which are subject to an earn-out provision based on the performance of H & W after the acquisition.

Also, on October 1, 2005, in connection with the acquisition of H &W, the Company amended its credit facility with its primary lender, Wachovia Bank, National Association, increasing the facility to $20 million, obtaining more favorable terms and extending the maturity to September 26, 2007.

As previously announced, the Company issued $3.0 million in 10% five-year redeemable Senior Secured Notes with a two year moratorium on principal payments. Installments of six semi-annual principal payments of $300,000 will commence on August 31, 2007, with a balloon payment of $1.2 million at maturity on August 31, 2010. A portion of the proceeds of these notes was used by the Company to fund the approximately $1.5 million of the purchase price paid in cash at closing. The balance of the proceeds will be used to develop the operations of H & W, including its integration with the operations of Shank Services, the Houston, Texas-based provider of commercial fueling, lubricants distribution and heavy haul transportation services that was acquired by the Company in February 2005, and for other general working capital purposes. The Company also issued 360,000 four-year warrants to purchase shares of common stock at $2.28 per share in connection with the financing.

Richard E. Gathright, Chairman and CEO commented, “Completing the H & W acquisition is an integral step in the execution of the Company’s strategic plan to expand and diversify its services and product lines in current and new geographic markets. H & W is a major petroleum products marketer and distributor, delivering nearly 5 million gallons of lubricants and 18 million gallons of fuel to over 3,800 customers and generating approximately $50 million in revenues during its most recent fiscal year ended June 30, 2005. H & W has recently become one of the largest distributors in North America of Texaco lubricants and specialty oils for ChevronTexaco USA.”

Gathright concluded, “The H & W and Shank Services acquisitions have positioned the Company to become a dominant player in the lubricants distribution industry as we continue the growth of our commercial fueling, heavy haul transportation and other services. We believe that these acquisitions will enable us to leverage our combined strengths in customer service, product marketing and operating efficiency, and provide a solid platform for future growth in revenues, earnings and cash flows.

About Streicher Mobile Fueling, Inc.

The Company provides commercial mobile and bulk fueling; the packaging, distribution and sale of lubricants; integrated out-sourced fuel management; transportation logistics and emergency response services. Our fleet of custom specialized tank wagons, tractor-trailer transports, box trucks and customized flatbed vehicles deliver diesel fuel and gasoline to customers’ locations on a regularly scheduled or as needed basis, refueling vehicles and equipment, re-supplying fixed-site and temporary bulk storage tanks, and emergency power generation systems; and distribute a wide variety of specialized petroleum products, lubricants and chemicals to refineries, manufacturers and other industrial customers. In addition, our fleet of special duty tractor-trailer units provides heavy and ultra-heavy haul transportation services over short and long distances to customers requiring the movement of over-sized or over-weight equipment and manufactured products. The Company conducts operations from 27 locations serving metropolitan markets in California, Florida, Georgia, Maryland, North Carolina, Pennsylvania, Tennessee, Texas, Virginia and Washington, D.C. More information on the Company is available at www.mobilefueling.com.

Forward Looking Statements

This press release includes "forward-looking statements" within the meaning of the safe harbor provision of the Private Securities Litigation Reform Act of 1995. For example, predictions or statements of belief or expectation concerning the future performance of the acquired businesses, the planned diversification or expansion plans of the Company, the anticipated cost savings or operating efficiencies from integration of the acquired businesses and the potential for further growth of the Company, by acquisition or otherwise, are all “forward looking statements” which should not be relied upon.  Such forward-looking statements are based on the current beliefs of the Company and its management based on information known to them at this time.  Because these statements depend on various assumptions as to future events, they should not be relied on by shareholders or other persons in evaluating the Company.  Although management believes that the assumptions reflected in such forward-looking statements are reasonable, actual results could differ materially from those projected.  There are numerous risks and uncertainties which could cause actual results to differ from those anticipated by the Company, including those cited in the “Certain Factors Affecting Future Operating Results” section of the Company’s Form 10-K for the year ended June 30, 2004 and 2005.